Exhibit 99.1
News Release

For Immediate Release	For Further Information, Contact:
August 13, 2012	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

NEW HINES MULTIFAMILY DEVELOPMENT
TO OVERLOOK HOUSTON LANDMARK

WaterWall Place, a Joint Venture With Hines Global REIT, Starts Construction

(HOUSTON) – Hines, the international real estate firm, along with joint venture partner, Hines Global REIT, today announced the start of construction on WaterWall Place, a seven-story, 316,000-square-foot, 322-unit luxury for-rent residential community in Uptown Houston.  The complex will be located on a three-acre site at the northeast corner of Hidalgo Street and McCue Road, overlooking the Gerald D. Hines Waterwall Park.  The project is being developed by Hines’ new Multifamily Division and represents its first of several planned projects in Houston.

WaterWall Place is being constructed by general contractor Urban Oaks Builders.  The parking garage for WaterWall Place will be the first structure built, with residential building construction starting in mid-September.  The project will deliver first units for occupancy in November 2013, with final completion in June 2014.

Alan Patton, senior managing director in charge of the firm’s Multifamily Division, said, “Hines has a legacy of delivering high-quality projects all over the world.  We expect that legacy to continue with WaterWall Place – a pedestrian-oriented, classically designed residential community adjacent to the iconic Williams Tower, The Galleria and the Waterwall.”

Designed by Wallace Garcia Wilson with Jackson Ryan as design architect, the steel-framed WaterWall Place will form a “U” shape surrounding a grand courtyard space.  The residential units and club amenities located on the ground floor podium level will feature 11-foot ceilings, as will the penthouse level.  The project’s façade will be clad cast stone and rose-colored brick to complement the color palette of the adjacent Waterwall.  The project’s one- and two-bedroom apartments will range in size from 700 to 1,740 square feet and will include high-quality finishes.  In addition to the views of the park, residents will enjoy state-of-the-art common areas, a resort-style pool, a fitness center, a business center and a seventh-level sky lounge for resident activities. Parking will be provided in the 7.5-level, 518-car garage.  The location provides excellent access to the 610 Loop/Highway 59 Interchange, as well as Post Oak Boulevard, Westheimer Road and Richmond Avenue.

Kevin Batchelor, Hines managing director and leader of the firm’s Southwest Region multifamily platform, said, “WaterWall Place is significant on many levels – it will be our flagship residential property in Houston; it is right next door to Hines’ corporate headquarters; it is located in a high-density, highly amenitized area; and it will add to the vibrancy of the Uptown neighborhood.”

Hines is pursuing LEED® Silver certification for WaterWall Place, and will incorporate many sustainable features including: the use of sustainable building materials; energy efficient lighting and plumbing fixtures; state-of-the-art energy efficient building systems; and best management practices.

In January 2011, Hines formed its Multifamily Division, with a focus to expand the firm’s multifamily development activity throughout the U.S. by working with Hines’ domestic regions on for-rent residential programs.  Currently, the Multifamily Division has more than 5,000 units in projects in various stages of development.  They are located in U.S. cities including: Atlanta; Austin, TX; Cambridge, MA; Denver; Houston; Miami; Minneapolis; Phoenix; St. Petersburg, FL; and Rockville, MD.

Hines Global REIT, Inc. is a Houston-based, public, non-traded real estate investment trust sponsored by Hines.  Hines Global REIT invests in commercial real estate properties located in the United States and internationally.  To date, Hines Global REIT owns interests in 19 commercial real estate investments. For additional information about Hines Global REIT, visit www.hinessecurities.com/hines-global-reit.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,192 properties representing more than 482 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and land developments.  With offices in 110 cities in 18 countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world. Hines is also a world leader in sustainable real estate strategies, with extensive experience in LEED, ENERGY STAR®, BREEAM, Haute Qualité Environnementale and DGNB green building rating systems.  Visit www.hines.com for more information.

This material contains forward-looking statements (such as those in the development of WaterWall Place) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation risks associated with the performance of Hines Global REIT’s investments and those risks set forth in the "Risk Factors" section of Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2011 (available at www.Hinessecurities.com/hines-global-reit). Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.